UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2006

American Medical Alert Corp.
(Exact name of registrant as specified in its charter)

New York	333-54992	11-2571221
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3265 Lawson Boulevard, Oceanside, New York	11572
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 536-5850

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2006, American Medical Alert Corp. (the "Company"), through its indirect wholly owned subsidiary, American MediConnect Acquisition Corp. (the "Buyer"), entered into an asset purchase agreement with (i) American MediConnect, Inc. and Phone Screen, Inc. (the "Sellers") providers of telephone answering services and clinical trial support services, respectively, located in Chicago, IL, (ii) Janet Lifshitz, the Sellers' sole owner, and (iii) Joseph Sameh, an officer of both Sellers, whereby the Buyer purchased the operating assets of each of the Sellers.

The assets purchased included the customer list, telephone equipment, certain fixed assets and goodwill. The total purchase price for the assets was $2,028,830, consisting of (i) cash of $1,799,505.50, of which $1,493,739.50 was paid on December 22, 2006, with the balance of $305,766 payable on the one year anniversary of the consummation of the transaction, subject to indemnification claims, if any, and (ii) an aggregate 35,967 shares of the Company's common stock, which were issued to one of the Sellers on December 22, 2006. In addition, the Sellers may be entitled to additional annual payments based on the Buyers' cash receipts and meeting certain financial thresholds over a three year period.

A copy of the Company's press release announcing the acquisition is attached hereto as Exhibit 99.1

On December 22, 2006, the Company entered into an amendment to its credit agreement with the Bank of New York. Pursuant to the amendment, the Company borrowed an additional $1,600,000 from JPMorgan Chase Bank as successor in interest to the Bank of New York. For a description of the material terms of the amendment, See Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant, set forth below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2006, the Company entered into an amendment to its credit agreement, dated May 20, 2005, with JPMorgan Chase Bank, as successor in interest to the Bank of New York (the "Bank"). Pursuant to the amendment, the Bank advanced the Company $1,600,000.00 pursuant to a term loan. The term loan is evidenced by a promissory note (the "Note"). The Note has a term of five (5) years, currently bears interest at an annual rate of LIBOR + 2.00%, subject to adjustment to an annual rate of LIBOR + a range of 1.75% to 2.50% based on the ratio of the Company’s consolidated funded debt to its consolidated EBIDTA, and is payable in sixty (60) equal monthly installments of $26,666.66 each. The Note may be accelerated upon the occurrence of an event of default (as defined in the credit agreement).

Item 3.02 Unregistered Sales of Equity Securities.

On December 22, 2006, the Company issued 35,967 shares of common stock to American MediConnect, Inc., in connection with the sale of the Sellers' operating assets. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on each Seller's representations as to its status as an accredited investor, and that it was acquiring the shares for investment purposes and not with a view to any sale or distribution. In addition, the shares bore a 1933 Act restrictive legend.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 22, 2006, the Board of Directors of the Company adopted certain amendments to the Company's bylaws to provide that the position of Chief Executive Officer and President shall be filled by one person. A copy of the text of such amendment is filed herewith as Exhibit 3(ii).

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

No.	Description
3(ii)	Text of amendment to bylaws of the Company.
99.1	Press release announcing the purchase of the assets of American MediConnect, Inc., and Phone Screen, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 28, 2006

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Richard Rallo
Name: Richard Rallo Title: Chief Financial Officer